As filed with the Securities and Exchange Commission on September 16, 2024

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED STATES LIME & MINERALS, INC.

(Exact name of registrant as specified in its charter)

TEXAS	75-0789226
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5429 LBJ FREEWAY, SUITE 230
DALLAS, TEXAS	75240
(Address of principal executive offices)	(Zip Code)

UNITED STATES LIME & MINERALS, INC.

AMENDED AND RESTATED 2001 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

TIMOTHY W. BYRNE

PRESIDENT AND CHIEF EXECUTIVE OFFICER

UNITED STATES LIME & MINERALS, INC.

5429 LBJ FREEWAY, SUITE 230

DALLAS, TEXAS 75240

(Name and address of agent for service)

(972) 991-8400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated file,r, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

◻ Large accelerated filer	⌧ Accelerated filer
◻ Non-accelerated filer	◻ Smaller reporting company
◻ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by United States Lime & Minerals, Inc., a Texas corporation (the “Registrant”), for the purpose of registering 750,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Registrant that may be issued under the United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Omitted pursuant to Rule 428 and Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Omitted pursuant to Rule 428 and Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference and are deemed to be a part of this Registration Statement:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023;
●	Our Definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of Shareholders (to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2023);
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;
●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024;
●	Our Current Report on Form 8-K filed May 6, 2024; and
●	The description of the Common Stock contained in Exhibit 4.1 of our Current Report on Form 8K filed May 6, 2024, including any report filed for the purpose of updating such description.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold will be incorporated by reference into this Registration Statement and be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference into this Registration Statement will be modified or superseded for purposes of this Registration Statement to the extent that it is modified or superseded by a statement contained in a subsequently filed document which also is incorporated by reference into this Registration Statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Chapter 8 of the Texas Business Organizations Code authorizes the Company to indemnify our directors and officers and certain other persons in certain instances. In addition, Chapter 8 and our Amended and Restated Bylaws (the “Bylaws”) require that we indemnify any director or officer against reasonable expenses he or she incurs in connection with a wholly successful defense of a proceeding in which such person is a named defendant or respondent because the person is or was a director or officer. In other cases, indemnification will only occur with the determination that the person (i) conducted himself or herself in good faith, (ii) reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that the person’s conduct was in our best interests and, in all other cases, that the person’s conduct was at least not opposed to our best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, if the director or officer is found liable to us or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his or her duty to the Company.

Chapter 8 and our Bylaws generally require determinations that the person to be indemnified has satisfied the prescribed conduct and belief standards, as determined by directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.

The Bylaws further require us to pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when such person is not a named defendant or respondent in the proceeding. We must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by such person that he or she has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that the person has not met those requirements.

The Bylaws permit us to indemnify and advance expenses to an employee or agent to such extent as may be consistent with law, including persons serving another entity in various capacities at our request. The Bylaws also authorize us to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.

Any indemnification of or advance of expenses to a director or officer under Chapter 8 or the Bylaws must be reported in writing to shareholders not later than the notice of the next shareholders’ meeting or the next submission to shareholders of a consent to action without a meeting and, in any event, within the 12-month period immediately following the indemnification or advance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See the exhibit index below, which is incorporated by reference herein.

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

4.1

Articles of Amendment to the Restated Articles of Incorporation, as Amended, of United States Lime & Minerals, Inc., dated as of May 2, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 6, 2024, File Number 000-04197).

4.2

Restated Articles of Incorporation of United States Lime & Minerals, Inc., as Amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, File Number 000-04197).

4.3

Amended and Restated Bylaws of United States Lime & Minerals, Inc. as of February 29, 2024

(incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, File Number 000-04197).

4.4

United States Lime & Minerals, Inc. Amended and Restated 2001 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 6, 2024, File Number 000-04197).

5.1	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

23.3	Consent of Qualified Person.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

107	Calculation of Filing Fee Table.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 16th day of September 2024.

UNITED STATES LIME & MINERALS, INC.

By:	/s/ Timothy W. Byrne
Timothy W. Byrne
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Timothy W. Byrne and Michael L. Wiedemer, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in his or her name, place and stead, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement), necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the Registration Statement as the aforesaid attorneys-in-fact and agents executing the same deem appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done with respect to this Registration Statement or any such amendments or registration statements in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Timothy W. Byrne	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 16, 2024
Timothy W. Byrne

/s/ Michael L. Wiedemer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2024
Michael L. Wiedemer

/s/ Antoine M. Doumet	Director and Chairman of the Board	September 16, 2024
Antoine M. Doumet

/s/ Richard W. Cardin	Director	September 16, 2024
Richard W. Cardin

/s/ Sandra C. Duhé	Director	September 16, 2024
Sandra C Duhé

/s/ Tom S. Hawkins, Jr.	Director	September 16, 2024
Tom S. Hawkins